EXHIBIT 10.1

EMPLOYMENT AGREEMENT
FOR
MARK A. KLEIN

This Employment Agreement (“Agreement”) is entered into this 30th day of July, 2010 (“Effective Date”), by and between Rurban Financial Corp., an Ohio corporation (the “Employer”), and Mark A. Klein (the “Executive”).

WHEREAS, the Executive is currently employed by the Employer; and

WHEREAS, the Employer desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to continue such employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are agreed to by the parties, the Employer and the Executive hereby mutually agree as follows:

    1. Position and Duties.  The Executive shall continue to be employed by the Employer pursuant to the terms and conditions of this Agreement and, if elected to such position by the Board of Directors of the Employer (the “Board”), shall serve as the Chief Executive Officer of the Employer.  During the Term (as defined below):

(a)
The Executive shall have the authority commensurate with the Executive’s position and such duties as shall be determined from time to time by the Board and shall report directly to the Board.  In addition, the Executive shall be appointed to fill a vacancy on the Board and shall serve the remainder of such term; thereafter, the Executive shall serve as a member of the Board, if elected to such position by the shareholders of the Employer.

(b)
The Executive will further perform such other duties and hold such other positions related to the business of the Employer and its Affiliates as may from time to time be reasonably requested of the Executive by the Board. For purposes of this Agreement, an “Affiliate” shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Employer.

(c)
Except as otherwise set forth in this Agreement, the Executive will devote all of the Executive’s skills and the Executive’s full business time and attention to the Executive’s duties hereunder and in furtherance of the business and interests of the Employer and its Affiliates and will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board; provided, however, that the Executive may devote reasonable periods required for: (i) serving as a director, trustee or member of a committee of any organization involving no actual, potential or perceived conflict of interest with the interests of the Employer or any Affiliate; (ii) delivering lectures, fulfilling speaking engagements, teaching at educational institutions or business organizations; (iii) engaging in charitable and community activities; and (iv) managing the Executive’s personal investments, but only if the activities set forth in this paragraph do not, individually, or together, interfere with the performance of Executive’s duties and responsibilities hereunder, as may be reasonably determined by the Board or any committee thereof.  Executive agrees to notify, and obtain the written approval (which approval shall not be unreasonably withheld) of, the Board, the Chairman of the Board or an appropriate committee of the Board before engaging in any activity described in subsections (i) or (iii) of this Section 2(c).

EXHIBIT 10.1

(d)
Upon termination of the Executive’s employment hereunder for any reason, the Executive shall cease to hold any position as an officer or director (or any other similar position) of the Employer or any Affiliate and shall resign from all positions as an officer or director (or any other similar position) in all corporations, partnerships, limited liability companies or other entities for which the Executive is serving, at the Employer’s request, as an officer or director (or in such other similar position).

2.    Term.   The Term of this Agreement shall commence on the Effective Date and shall end on the third anniversary thereof, subject to the terms and conditions set forth in this Agreement; provided, however, that beginning on first anniversary of the Effective Date and each anniversary thereof, the term shall be automatically extended for an additional one year period, unless the Employer or the Executive provides the other party not less than 180 days prior written notice that the term shall not be so extended.  The initial term, plus any extension thereof, shall be the “Term”

3.           Compensation.

(a)
Base Salary.  During the Term, the Executive will receive an annual base salary of $219,000.  The Board will review the Executive’s base salary annually and, in its sole discretion and subject to Section 5(f), may recommend increases to the amount of such base salary based upon procedures of the Employer that determine adjustments for other executives of the Employer.  The initial annual base salary, together with any increases, shall be the Executive’s base salary (“Base Salary”).  The Base Salary will be payable in accordance with the Employer’s regular payroll payment practices but not less frequently than monthly.

(b)	Annual Bonus. During the Term, the Executive may be eligible for an incentive bonus payment in an amount and payable at such time or times as determined by the Board in its sole discretion.

EXHIBIT 10.1

4.           Fringe Benefits and Expenses.

(a)
Fringe Benefits.  During the Term, the Employer will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, and similar fringe benefit plans, paid holidays, paid vacation, and such other fringe benefits of employment as the Employer may provide from time to time to actively employed  and similarly situated employees of the Employer.  Notwithstanding any provision contained in this Agreement, the Employer may discontinue or terminate at any time any employee benefit plan, policy or program described in this Section 4(a), now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination. Termination or discontinuance of any such plan, policy or program shall not give the Executive “Good Reason” (as defined below) to terminate the Term and the Executive’s employment hereunder.

(b)
Expenses.  During the Term, the Employer shall reimburse the Executive for all reasonable travel, industry, entertainment, and out-of-pocket and miscellaneous expenses incurred by the Executive in connection with the performance of the Executive’s business activities under this Agreement in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of such expenses to senior executives.

(c)
Vehicle.  During the Term, the Executive shall remain entitled to the use of any vehicle provided by the Employer as of the Effective Date.  The provision of any replacement vehicle or payment of a vehicle allowance shall be determined by the Board in the sole discretion and shall be provided or paid in accordance with the Employer’s policies and procedures relating to the provision of vehicles and the payment of vehicle allowances, if any, as may be in effect from time to time.

(d)
Liability Insurance.  The Executive shall be covered by any liability insurance policies covering directors and officers that the Employer elects to carry from time to time; provided, however, that nothing in the foregoing shall be construed as a requirement that the Employer purchase such liability insurance.

5.           Termination of Employment.  For purposes of this Agreement, any reference to the Executive’s “termination of employment” (or any form thereof) shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation §1.409A-1(h).

(a)
Death of Executive.  The Term and the Executive’s employment will terminate upon the Executive’s death and the Executive’s beneficiary (as designated by the Executive in writing with the Employer prior to the Executive’s death) will be entitled to the following payments and benefits:

(i)	any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed – all, as of the date of termination of employment; and

EXHIBIT 10.1

(ii)
any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs (the payments described in Sections 5(a)(i) and (ii) are hereinafter collectively referred to as the “Accrued Obligations”).

In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive him, payments and benefits described in this Section 5(a) will be paid to the Executive’s estate.  Any payments due under Section 5(a)(i) shall be made within 30 days after the date of the Executive’s death.

(b)
Disability.  The Term and the Executive’s employment may be terminated by the Employer upon 45 days written notice from the Employer following the determination, as set forth immediately below, that the Executive suffers from a Permanent Disability.  For purposes of this Agreement, “Permanent Disability” means a physical or mental impairment that renders the Executive incapable of performing the essential functions of the Executive’s job, on a full-time basis, even taking into account reasonable accommodation required by law, as determined by a physician who is selected by the agreement of the Executive and the Employer, for a period of greater than 180 days.  During any period that the Executive fails to perform the Executive’s duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive the Executive’s Base Salary at the rate then in effect for such period until the Executive’s employment is terminated pursuant to this Section 5(b); provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Employer and that were not previously applied to reduce any payment of Base Salary.  In the event that the Employer elects to terminate the Executive’s employment due to Disability, the Executive will be entitled to payment of the Accrued Obligations as described in Section 5(a)(ii) of this Agreement.

(c)	Termination of Employment for Cause. The Employer may terminate the Term and the Executive’s employment upon notice at any time for “Cause.”

EXHIBIT 10.1

(i)
For purposes of this Agreement, “Cause” means: (A) the willful failure by the Executive to substantially perform the Executive’s duties hereunder (other than a failure resulting from the Executive’s incapacity because of death or disability), after notice from the Employer and a failure to cure such violation within twenty (20) days of said notice; (B) the willful engaging by the Executive in misconduct injurious to the Employer; (C) dishonesty, insubordination or gross negligence of the Executive in the performance of the Executive’s duties; (D) the Executive’s breach of fiduciary duty involving personal profit; (E) the Executive’s violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive; (F) conduct on the part of the Executive which brings public discredit to the Employer and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive; (G) the Executive’s conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of twenty (20) consecutive days or more; (H) an act by the Executive affecting any of the Employer’s employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates the Employer’s policy concerning discrimination or harassment; (I) the Executive’s theft or abuse of the Employer’s property or the property of the Employer’s customers, employees, contractors, vendors or business associates; (J) the direction or recommendation of a state or federal bank regulatory authority to remove the Executive from the Executive’s position(s) with the Employer; (K) the Executive’s willful failure to follow the good faith lawful instructions of the Board with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive; (L) material breach of any contract or agreement that the Executive entered with the Employer, including a breach of any of the obligations described in this Agreement and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such conduct is delivered to the Executive; or (M) unauthorized disclosure of the trade secrets or Confidential Information (as defined below) of the Employer, of any of its affiliates, trade partners or vendors.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Employer’s applicable vacation policy or other period of absence initiated by the Executive and approved by the Employer.

(ii)	In the event that the Employer terminates the Executive’s employment for Cause, the Executive will be entitled to payment of the Accrued Obligations as described in Section 5(a)(ii) of this Agreement.

(d)
Termination Without Cause.  The Employer may terminate the Term and the Executive’s employment for any reason upon 60 days prior written notice to the Executive.  If the Executive’s employment is terminated by the Employer for any reason other than the reasons set forth in subsections (a), (b) or (c) of this Section 5, the Executive will be entitled to the following payments and benefits:

EXHIBIT 10.1

(i)	Payment of the Accrued Obligations as described in Section 5(a)(ii) of this Agreement.

(ii)
Continuation of the Executive’s Base Salary in effect on the date of the Executive’s termination of employment for two years following the date of the Executive’s termination.  The payments due under this Section 5(d)(ii) shall begin within 60 days following the date of termination and be made in accordance with the Employer’s normal payroll practices over such period.

(iii)
Continuation of Executive’s group health, dental and vision insurance coverages in existence on the date of termination beginning on the date of termination and continuing for twelve consecutive months thereafter.  After expiration of this period, the Executive shall be eligible to continue such coverages provided that the Executive properly elects COBRA continuation coverage and pays the applicable premiums.

(e)
Voluntary Termination by Executive.  If the Executive resigns and voluntarily terminates the Term and the Executive’s employment with the Employer for any reason other than for Good Reason (as defined below), the Executive will be entitled to payment of the Accrued Obligations as described in Section 5(a)(ii) of this Agreement.

(f)
Good Reason Termination.   The Executive may resign and terminate the Term and the Executive’s employment with the Employer for Good Reason upon not less than 60 days prior written notice to the Employer.

(i)
For purposes of this Agreement, the Executive will have “Good Reason” to terminate the Executive’s employment with the Employer if any of the following events occur without the Executive’s consent (provided the Employer does not cure the effect of such event within 30 days following its receipt of written notice of such event from the Executive).

(A)
The assignment of duties and responsibilities inconsistent with Executive’s status as Chief Executive Officer of the Employer, unless the Executive has simultaneously been promoted to a more senior position and has been assigned substantive duties normally associated with that new position.

(B)	A reassignment which requires Executive to move his office more than fifty (50) miles from the location of the Employer’s principal executive office;

(C)
Any reduction in the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a national financial depression, or national or bank emergency when such reduction has been implemented for the Employer’s senior management, as a group;

EXHIBIT 10.1

(D)	Any requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(E)
Failure at any time to obtain an assumption of the obligations under this Agreement by any successor, regardless of whether such entity becomes a successor as a result of a merger, consolidation, sale of assets or any other form of reorganization; and

(F)	Any action or inaction that constitutes a material breach of this Agreement or any unsuccessful attempt to terminate the Executive for Cause.

Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Employer written notice of such event and the Executive’s intent to terminate for Good Reason prior to such date.

(ii)	In the event that the Executive terminates the Term and the Executive’s employment with the Employer for Good Reason pursuant to this Section 5(f), the Executive will be entitled to:

(A)	Payment of the Accrued Obligations as described in Section 5(a)(ii) of this Agreement; and

(B)
Continuation of the Executive’s Base Salary in effect on the date of the Executive’s termination of employment or, if greater, the Executive’s Base Salary in effect immediately prior to any event described in Section 5(f)(i)(C) for two years following the date of the Executive’s termination which shall begin to be paid within 60 days following the date of termination and be payable in accordance with the Employer’s normal payroll practices over such period; and

(C)
Continuation of Executive’s group health, dental and vision insurance coverages in existence on the date of termination beginning on the date of termination and continuing for twelve consecutive months thereafter.  After expiration of this period, the Executive shall be eligible to continue such coverages provided that the Executive properly elects COBRA continuation coverage and pays the applicable premiums.

EXHIBIT 10.1

(g)
Cessation of Term.  If Employer elects to cease the automatic extension of the Term by providing written notice to Executive in accordance with the provisions of this Section 1, in lieu of continuing Executive’s employment for the remaining Term, Employer may terminate the Term and Executive’s employment hereunder and pay Executive the amounts set forth in Section 5(d).

(h)
Expiration of Term of Agreement.  If the Term expires and it is not extended by the parties, and subject to the Employer’s right to earlier terminate the Term or the Executive’s employment for Cause, the Executive’s employment will terminate at the end of such term and the Executive will be entitled to payment of the Accrued Obligations as described in Section 5(a)(ii) of this Agreement.

(i)	Clawback. Notwithstanding the foregoing:

(i)
In the event that, following the Executive’s termination (other than for Cause), within six months following the date of termination, it is later discovered that Cause to terminate the Executive existed, the Executive shall forfeit any right to future payments or benefits under this Agreement (other than payment of the Accrued Obligations described in Section 5(d)(ii)) and, at the discretion of the Board, shall repay any payments made by the Employer to the Executive within 30 days following the determination by the Board that Cause existed, upon receipt of written notice of the same.

(ii)
If the Employer is required to prepare an accounting restatement due to material non-compliance of the Employer, as a result of misconduct by the Executive, with any financial reporting requirement under any applicable laws, the Executive shall reimburse the Employer for all amounts received under any incentive compensation plans, programs or arrangements from Employer during the 12 month period preceding the date of such restatement.

The Executive agrees that the Employer shall be entitled to recovery of its reasonable costs in enforcing any right described in this Section 5(i).

(j)
Golden Parachute Provisions.  Notwithstanding any provision in this Agreement to the contrary, if any payments or benefits payable or being provided pursuant to this Agreement, together with any payments or benefits being provided under any other plan, agreement, or arrangement with the Employer, constitute “parachute payments” within the meaning of Section 280G or the Code, the payments or benefits will be reduced to $1.00 less than the amount that would be considered a “parachute payment” within the meaning of Section 280G of the Code.

6.           Change of Control.  In the event of a change of control of the Employer, the respective rights and obligations of the parties shall be determined pursuant to the terms of the separate change of control agreement between the Executive and the Employer.   For purposes of clarity, in the event that the Executive becomes entitled to receive payments or benefits under such change in control agreement, the Executive shall not be entitled to receive the payments described in Section 5(d) or (f).

EXHIBIT 10.1

7.           Release. As a condition to receiving any payments, other than payment of the Accrued Obligations described in Section 5(a)(ii) and accrued but unpaid bonus (if any), pursuant to this Agreement, the Executive agrees to release the Employer and all of its Affiliates, employees and directors from any and all claims that the Executive may have against the Employer and all of its Affiliates, employees and directors up to and including the date the Executive signs a Waiver and Release of Claims (“Release”), and agrees to sign such Release in the form provided by the Employer.  Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the Executive is not entitled to receive, and will not receive, any payments pursuant to this Agreement unless and until the Executive provides the Employer with said Release prior to the first date that payment is to be made or is to commence.

8.           Regulatory Limitations.  Except as provided in Section 5(j), if any payments otherwise payable to the Executive pursuant to this Agreement are prohibited or limited by any statute, regulation, order, consent decree or similar limitation in effect at the time the payments would otherwise be paid, including, without limitation, the provisions of 12 U.S.C. §1828(k) and/or 12 C.F.R. Part 359 (a “Limiting Rule”): (a) the Employer shall pay the maximum amount that may be paid after applying the Limiting Rule; and (b) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Limiting Rule.  The Executive agrees that the Employer shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of a Limiting Rule.

9.           Covenants.

(a)	Non-Competition.

(i)
Executive agrees that, during the Term, including any extension thereof, and for a period of one year thereafter, the Executive shall not, without the express written consent of the Employer, directly or indirectly, either for the Executive or for or with any other person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit the Executive’s name to be used or in any other manner engage in any activity of the kind carried on by the Employer or any current or future Affiliate within 50 miles of the Employer’s principal place of business or of the office maintained by any Affiliate as of the date of termination.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, consultant, partner, investor, sole proprietor, agent, member, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, however, that the foregoing investment limitations shall not include passive ownership of less than 1% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, so long as Executive has no active participation in the business of such corporation.

EXHIBIT 10.1

(ii)
In the event of a breach by the Executive of any covenant set forth in this Section 9(a), the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.

(b)	Non-Solicitation.

(i)	Executive agrees that, during the Term, including any extension thereof, and for a period of one year thereafter, the Executive shall not, without the express written consent of the Employer:

(A)
Call upon or solicit, either for the Executive or for any other person or firm that engages in competition with any business operation of the kind actively conducted by the Employer or any current or future Affiliate during the Term, any customer with whom the Employer or any current or future Affiliate directly conducts business during the Term, any referral source of the Employer or any current or future Affiliate during the Term (including, solely by way of example, intermediaries and corporations that purchase directly from the Employer or any current or future Affiliate); or

(B)
Interfere with any relationship, contractual or otherwise, between the Employer or any current or future Affiliate, any customer with whom the Employer or any current or future Affiliate directly conducts business during the Term, or any referral source of the Employer of any current or future Affiliate during the Term; or

(C)
Induce any person who is at the date of termination or was during any of the 12 months preceding the date of termination an employee, officer or agent of the Employer or any current or future Affiliate to terminate said relationship.

(ii)
In the event of a breach by the Executive of any covenant set forth in this Section 9(b), the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.

(c)
Confidential Information.  Executive will hold in a fiduciary capacity, for the benefit of the Employer and its current and future Affiliates, all trade secrets, secret or confidential information, knowledge, and data relating to the Employer and any current or future Affiliate, that shall have been obtained by the Executive in connection the Executive’s employment with the Employer and that is not public knowledge (other than by acts by the Executive or the Executive’s representatives in violation of this Agreement) (collectively, “Confidential Information”).  During the Term and after termination of the Executive’s employment with the Employer, the Executive will not, without the prior written consent of the Employer, communicate or divulge any Confidential Information to anyone other than the Employer or those designated by it, unless such communication is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such Confidential Information would subject the Executive to criminal or civil sanctions and then only to the extent that the Executive provides prior notice to the Employer prior to disclosure.

EXHIBIT 10.1

(d)
Intellectual Property. The Executive agrees to communicate to the Employer, promptly and fully, and to assign to the Employer all intellectual property developed or conceived solely by the Executive, or jointly with others, during the Term which is within the scope of either the Employer’s business or any current or future Affiliate’s business, or which utilized the Employer or Affiliate materials or information.  For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship.  The Executive further agrees to execute all necessary papers and otherwise to assist the Employer, at the Employer’s sole expense, to obtain patents, copyrights or other legal protection as the Employer deems fit.  Any such intellectual property is to be the property of the Employer whether or not patented, copyrighted or published.

(e)
Non-Disparagement.  The Executive agrees that during the Term and following the termination of the Executive’s employment, the Executive shall not make any public statements which disparage the Employer or any Affiliate or any of their respective directors, officers or employees, and the Employer shall make reasonable efforts to prevent its directors, officers or employees from making any public statements which disparage the Executive.  Nothing in the foregoing is intended to prohibit the Executive or the Company, its directors, officers or employees from making truthful statements required by order of a court, governmental body or regulatory body having appropriate jurisdiction.

(f)
Return of Property.  The Executive agrees that, upon the termination of the Executive’s employment, the Executive shall promptly return to Employer any keys, credit cards, passes, confidential documents or material, or other property belonging to the Employer, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Employer or any Affiliate or containing any Confidential Information relating to the Employer of any Affiliate, except any personal diaries, calendars, rolodexes or personal notes or correspondence.

(g)
Cooperation.  The Executive agrees that during the Term and following the termination of the Executive’s employment, the Executive shall be reasonably available to testify truthfully on behalf of the Employer or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Employer, or any Affiliate, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board, or their representatives or counsel, or representatives or counsel to Employer, or any Affiliate, as requested; provided, however that the same does not materially interfere with Executive’s then-current professional activities, and that Executive shall be reasonably compensated for his time.

EXHIBIT 10.1

The restrictions described in this Section 9 may be enforced by the Employer and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, or an action for damages.  The provisions of this Section 9 constitute an essential element of this Agreement, without which the Employer would not have entered into this Agreement.  Notwithstanding any other remedy available to the Employer at law or at equity, the parties hereto agree that the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 9.

If the scope of any restriction contained in this Section 9 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

10.           Representations of Executive.  The Executive hereby represents and warrants, which representations and warranties will survive the execution and delivery of this Agreement, that: (a) Executive is not a party to or otherwise subject to any other plan, agreement or arrangement that would prohibit Executive from performing the duties described herein; and (b) Executive has taken all other steps as may be required by law or by any applicable regulatory body, for Executive to perform the duties described herein.

11.           Assignment and Survivorship of Benefits.

(a)
Employer Assignment.  The Employer may not assign this Agreement except to an Affiliate.  Notwithstanding the foregoing, the Employer’s obligations hereunder shall be binding legal obligations and shall inure to the benefit of any successor to all or substantially all of the Employer’s business by purchase, merger, consolidation, affiliation or otherwise.  The Employer will require any such successor to expressly assume the obligations of Employer in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  Failure of the Employer to obtain this assumption from any successor shall be a material breach of this Agreement and shall be considered Good Reason, pursuant to Section 5(f).

(b)
Executive Assignment.  No interest of the Executive or the Executive’s spouse or any other beneficiary under the Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or the Executive’s spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

EXHIBIT 10.1

12.           Notices.  Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Employer:	Rurban Financial Corp.
Attention: Chair, Board of Directors
401 Clinton Street
Defiance, Ohio 43512

If to the Executive:	Mark A. Klein
At the last address on file with the Employer

13.           Taxes.  Anything in this Agreement to the contrary notwithstanding, all payments and benefits required to be made or provided hereunder by the Employer to the Executive will be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine that it should withhold pursuant to any applicable law or regulations.  Executive shall be reimbursed for the reasonable costs of tax preparation assistance for Executive’s personal tax return.

14.           Arbitration; Enforcement of Rights.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to Section 9, will be settled by arbitration in Defiance County, Ohio in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  Each party will bear its own costs of arbitration, except that the parties will share the cost of the arbitrator equally.  Notwithstanding the foregoing, if the Executive is the prevailing party in the arbitration, the Employer will reimburse the Executive’s reasonable costs of arbitration, including reimbursement of reasonable attorneys’ fees.

15.           No Mitigation.  The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

16.           Governing Law; Captions; Severance.  This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio.  The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.  Except as otherwise specifically provided in this Section 16, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

17.           Entire Agreement; Amendment.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.  This Agreement may be amended only by mutual written agreement of the parties.  This Agreement may be executed in one or more counterparts.

18.           Six-Month Distribution Delay for Specified Employees.  Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Employer or any of its Affiliates, as determined pursuant to the Employer’s policy for identifying specified employees, on the date of the Executive’s termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of the Executive’s termination of employment (or, if earlier, the date of the Executive’s death).  The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A(a)(2)(B)(i) of the Code.

19.           Compliance with Section 409A of the Code.  This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder.  For purposes of Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent.  Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

20.           Nonexclusivity of Rights.  Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Employer and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Employer.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Employer at or after the date of termination of employment, will be payable in accordance with such plan or program.

EXHIBIT 10.1

21.           Remedies Cumulative.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or current or future law or in equity. The failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

22.           Opportunity to Review.  The Executive represents that the Executive has been provided with an opportunity to review the terms of this Agreement with legal counsel.

23.           No Presumption.  The parties agree that this Agreement is the product of negotiations between parties representing by legal counsel and that the presumption of interpreting ambiguities against the drafter of this Agreement shall not apply.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

RURBAN FINANCIAL CORP.

By:	/s/ Richard L. Hardgrove
Its:	Chairman – Board of Directors

MARK A. KLEIN

By:	/s/ Mark A. Klein